Exhibit 3.45

STATE of DELAWARE

LIMITED LIABIILTY COMPANY

CERTIFICATE of FORMATION

FIRST: The name of the limited liability company is

Budget Rent A Car Licensor, LLC

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its Registered Agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 29th day of June, 2011.

By:	/s/ Paul Gallagher
Authorized Person

Name:	Paul Gallagher
Title:	Assistant Secretary